Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2022 First Quarter Financial Results
•Sales for the quarter were $116.2 million, up 10% over prior-year period
•Pretax income was $5.0 million, up from a loss of $11.8 million in the prior-year period
•Bookings totaled $175.6 million, up 46% over prior-year period; Achieved book-to-bill ratio of 1.51
•Backlog increased 14% from year end 2021 to a record $475.1 million; Aerospace backlog reached a record $394.0 million
EAST AURORA, NY, May 6, 2022 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three months ended April 2, 2022.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “We continue to see very strong demand from our customers, with the first quarter being our second consecutive quarter with a book-to-bill ratio above 1.5x. In fact, our book-to-bill ratio for the trailing twelve months was 1.4x. This strong demand is encouraging as it clearly indicates recovery in our markets and enthusiasm for our products. We expect this demand will drive growth throughout the remainder of 2022.”
He continued, “However, our operating environment remains very challenging, especially with respect to our supply chain. Our sales were up 10% over last year, but could have been much higher were it not for supply chain challenges which caused about $15 million in revenue to slide out of the quarter. These orders were not lost and will remain in backlog until the required raw materials arrive.”
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

First Quarter Results

	Three Months Ended
($ in thousands)	April 2, 2022	April 3, 2021	% Change

Sales	$116,176	$105,857	9.7%
Loss from Operations	$(4,167)	$(9,512)	56.2%
Operating Margin %	(3.6)%	(9.0)%
Net Gain on Sale of Business	$(11,284)	$—
Net Loss	$(3,101)	$(11,909)	74.0%
Net Loss %	(2.7)%	(11.3)%
*Adjusted EBITDA	$(353)	$(496)	28.8%
*Adjusted EBITDA Margin %	(0.3)%	(0.5)%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
First Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $10.3 million from the first quarter of 2021. Aerospace sales were up $20.0 million, or 24.5%, and Test System sales decreased $9.7 million. While demonstrating some improvement, sales continued to reflect the ongoing impacts of the COVID-19 pandemic on the global aerospace industry. Supply chain pressures continue to impact delivery schedules and costs, limiting the Company’s ability to respond to desired requests from customers and delaying shipments.
In 2021, the Company was awarded a grant of up to $14.7 million as part of the Aviation Manufacturing Jobs Protection (“AMJP”) Program. The grant has been recognized ratably over a six-month period of performance. In the first quarter of 2022, $6.0 million was recognized as an offset to cost of products sold. The period of performance concluded in March 2022.
Consolidated operating loss improved measurably over the prior-year period as higher volume reflecting improvements in the commercial aerospace industry and the benefit of the AMJP helped to offset higher costs for inventory and labor.
In March 2022, the Company agreed with the earnout calculation from the buyer of its former semiconductor test business, for an earnout in the amount of $11.3 million related to performance in calendar 2021. The Company recorded the gain and received the payment in the first quarter of 2022. The semiconductor test business was sold in 2019.
The effective income tax rate was 161.7% for the quarter. In the past, research and development costs were deducted as incurred. However, beginning with the 2022 tax year, these costs are required to be capitalized for tax purposes and amortized over 5 years. The tax rate was also impacted by a valuation allowance applied against the associated deferred tax asset created by the new treatment, due to the Company’s cumulative losses over the last three years.
Consolidated net loss was $3.1 million, or $0.10 per diluted share, compared with net loss of
$11.9 million, or $0.39 per diluted share, in the prior year.
Consolidated adjusted EBITDA loss was $0.4 million, or 0.3% of consolidated sales, compared with an adjusted EBITDA loss of $0.5 million, or 0.5% of consolidated sales, in the prior-year period.
Sequentially, compared with the fourth quarter of 2021, while revenue remained consistent, net loss was $3.1 million compared with net income of $1.6 million, due to the $8.1 million income tax
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

expense in the first quarter of 2022 compared with the $1.8 million income tax benefit in the fourth quarter of 2021. Adjusted EBITDA loss improved to $0.4 million in the first quarter of 2022 from an adjusted EBITDA loss of $0.8 million in the trailing fourth quarter.
Bookings were $175.6 million in the quarter resulting in a book-to-bill ratio of 1.51:1. Backlog at the end of the quarter reached a new record level of $475.1 million. Approximately $364.3 million, or 77%, of backlog is expected to ship in the remainder of 2022.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $20.0 million, or 24.5%, to $101.4 million. Commercial aerospace sales increased 67.7%, or $25.9 million, and drove the improvement. Sales to this market were $64.1 million, or 55.1% of consolidated revenue in the quarter, compared with $38.2 million, or 36.1% of consolidated revenue in the first quarter of 2021. Improving domestic airline travel, increased narrowbody production rates including the 737 MAX, and higher fleet utilization are driving increased demand for Astronics’ products.
General Aviation sales increased $1.8 million, or 13.1%, to $15.9 million as higher demand in the business jet market for antenna and airframe power products offset lower VVIP activity. The Company expects the strong demand being realized in the business jet industry to translate into higher demand for its products as OEM production levels increase.
Military Aircraft sales decreased $6.0 million, or 28.6%, to $15.0 million. The prior-year period benefited from incremental non-recurring engineering revenue associated with development of new programs and higher sales of lighting and safety products.
Aerospace segment operating profit was $3.1 million compared with operating loss of $5.6 million for the same period last year. The improvement was driven by increased sales and the $6.0 million AMJP benefit, partially offset by a $0.8 million increase of expense associated with a reinstated 401K contribution accrual.
Aerospace bookings in the first quarter of 2022 were $160.8 million for a book-to-bill ratio of 1.59:1. Bookings were up 9% sequentially over the fourth quarter of 2021 and up 60% over the comparator quarter of 2021, continuing the strong trend of improvement since the pandemic took hold. Backlog for the Aerospace segment was a record $394.0 million at the end of the first quarter of 2022.
Mr. Gundermann commented, “Demand has been very strong across our aerospace product range, with a book-to-bill of 1.48 over the last twelve months and a record high backlog at the end of the first quarter. Most of this demand has been driven by recovery in the narrowbody market. Encouragingly, in the first quarter we saw signs that the widebody market is picking up also, which is necessary for us to get back to pre-COVID levels in the near future.”
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $14.8 million, down $9.7 million compared with the prior-year period driven by lower defense revenue.
Test Systems operating loss was $1.8 million, or 12.1% of sales, compared with operating profit of $1.2 million, or 4.9% of sales, in the first quarter of 2021. Operating loss in the first quarter of 2022 was negatively affected primarily by lower volume.
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

Bookings for the Test Systems segment in the quarter were $14.8 million, for a book-to-bill ratio of 1:1 for the quarter. Backlog was $81.1 million at the end of the first quarter of 2022.
Mr. Gundermann noted, “The first quarter was one of treading water for our Test business, with light shipments and bookings. We are pursuing some significant projects which are scheduled for award mid-year. Those awards will largely determine the trajectory of the business through the end of 2022 and into 2023.”
Liquidity and Financing
Cash on hand was $24.0 million at the end of the quarter. Net debt was $113.0 million, compared with $133.2 million at the end of 2021. During the first quarter, the Company received $22.0 million in earnout payments from the sale of its semiconductor business, $9.2 million in tax refunds, and $5.2 million related to the AMJP. The Company expects to receive a final installment of $2.1 million from the AMJP later in 2022.
On March 1, 2022, the Company entered into an amended and extended revolving credit facility with its bank group. The purpose of the amendment was to extend the scheduled expiration of the agreement from February 16, 2023 to May 30, 2023. The Company was in compliance with its financial covenants as of April 2, 2022. The extension also provides for more time to demonstrate economic recovery from the severe downturn in the Aerospace industry before executing a new longer-term financing agreement.
Based on Astronics’ financial projections, the Company expects to be compliant with its financial covenants for the duration of the agreement.
Astronics intends to replace the amended agreement with a new long-term financing facility in the coming months.
2022 Outlook
Mr. Gundermann commented, “We are maintaining our previous revenue guidance of $550 million to $600 million for the year. We believe this range accommodates the supply chain and labor challenges that we are likely to face, although some unpredictability certainly exists. Our first quarter sales were obviously not on the required pace, so we expect volume to ramp as we move through the year. We expect revenue in the second quarter will be between $125 million and $135 million, with similar rates of improvement in the third and fourth quarters.”
Planned capital expenditures for 2022 are expected to be approximately $15 million to $20 million.
First Quarter 2022 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling 201.493.6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial 412.317.6671 and enter replay pin number 13729475. The telephonic replay will be available from 2:00 p.m. on the day of the call through Friday, May 13, 2022. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being in compliance with credit agreement covenants, the recovery of the commercial aerospace and test systems markets, the opportunities to leverage capabilities in other markets and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of the global outbreak of COVID-19 and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/2/2022	4/3/2021
Sales	$116,176	$105,857
Cost of products sold	96,243	91,584
Gross profit	19,933	14,273
Gross margin	17.2%	13.5%

Selling, general and administrative	24,100	23,785
SG&A % of sales	20.7%	22.5%
Loss from operations	(4,167)	(9,512)
Operating margin	(3.6)%	(9.0)%

Net gain on sale of business	(11,284)	—
Other expense, net of other income	462	534
Interest expense, net	1,631	1,758
Income (Loss) before tax	5,024	(11,804)
Income tax expense	8,125	105
Net loss	$(3,101)	$(11,909)
Net loss % of sales	(2.7)%	(11.3)%

*Basic loss per share:	$(0.10)	$(0.39)
*Diluted loss per share:	$(0.10)	$(0.39)

*Weighted average diluted shares outstanding (in thousands)	31,933	30,903

Capital expenditures	$1,160	$1,905
Depreciation and amortization	7,088	7,453
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	4/2/2022	4/3/2021
Sales
Aerospace	$101,394	$81,430
Less inter-segment	—	(14)
Total Aerospace	101,394	81,416

Test Systems	14,798	24,745
Less inter-segment	(16)	(304)
Total Test Systems	14,782	24,441
Total consolidated sales	116,176	105,857

Segment operating profit (loss) and margins
Aerospace	3,050	(5,563)
	3.0%	(6.8)%
Test Systems	(1,787)	1,189
	(12.1)%	4.9%
Total segment operating profit (loss)	1,263	(4,374)

Net gain on sale of business	(11,284)	—
Interest expense	1,631	1,758
Corporate expenses and other	5,892	5,672
Income (loss) before taxes	$5,024	$(11,804)

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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, fair value adjustments to the valuation of contingent consideration liabilities, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended
	4/2/2022	4/3/2021
Net loss	$(3,101)	$(11,909)
Add back (deduct):
Interest expense	1,631	1,758
Income tax expense	8,125	105
Depreciation and amortization expense	7,088	7,453
Equity-based compensation expense	2,101	2,097
Restructuring-related charges including severance	84	—
Non-cash accrued 401K contribution	1,011	—
AMJP grant benefit	(6,008)	—
Net gain on sale of business	(11,284)	—
Adjusted EBITDA	$(353)	$(496)

Sales	$116,176	$105,857
Adjusted EBITDA margin	(0.3)%	(0.5)%
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	4/2/2022	12/31/2021
ASSETS
Cash and cash equivalents	$24,015	$29,757
Accounts receivable and uncompleted contracts	117,495	107,439
Inventories	166,088	157,576
Other current assets	18,331	45,089
Property, plant and equipment, net	93,028	95,236
Other long-term assets	20,697	21,439
Intangible assets, net	90,504	94,320
Goodwill	58,313	58,282
Total assets	$588,471	$609,138

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$93,987	$91,257
Customer advances and deferred revenue	27,198	27,356
Long-term debt	137,000	163,000
Other liabilities	70,204	70,921
Shareholders' equity	260,082	256,604
Total liabilities and shareholders' equity	$588,471	$609,138
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Three Months Ended
(Unaudited, $ in thousands)	4/2/2022	4/3/2021
Cash flows from operating activities:
Net loss	$(3,101)	$(11,909)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	7,088	7,453
Provisions for non-cash losses on inventory and receivables	175	1,269
Equity-based compensation expense	2,101	2,097
Non-cash accrued 401(k) contribution	1,011	—
Deferred tax benefit	—	(51)
Operating lease non-cash expense	1,424	1,185
Net gain on sale of business, before taxes	(11,284)	—
Other	513	1,315
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(10,024)	(6,010)
Inventories	(9,015)	430
Accounts payable	8,625	(4,171)
Accrued expenses	(1,380)	(685)
Other current assets and liabilities	(363)	961
Customer advance payments and deferred revenue	(113)	2,915
Income taxes	16,492	(246)
Operating lease liabilities	(1,724)	(1,307)
Supplemental retirement plan and other liabilities	(109)	(109)
Cash flows from operating activities	316	(6,863)
Cash flows from investing activities:
Proceeds on sale of business	21,961	—
Capital expenditures	(1,160)	(1,905)
Cash flows from investing activities	20,801	(1,905)
Cash flows from financing activities:
Proceeds from long-term debt	17,925	—
Principal payments on long-term debt	(43,925)	—
Stock award activity	108	(52)
Finance lease principal payments	(23)	(501)
Debt acquisition costs	(771)	—
Cash flows from financing activities	(26,686)	(553)
Effect of exchange rates on cash	(173)	(362)
Decrease in cash and cash equivalents	(5,742)	(9,683)
Cash and cash equivalents at beginning of period	29,757	40,412
Cash and cash equivalents at end of period	$24,015	$30,729
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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended
	4/2/2022	4/3/2021	% Change	% of Sales
Aerospace Segment
Commercial Transport	$64,089	$38,208	67.7%	55.1%
Military	14,976	20,982	(28.6)%	12.9%
Business Jet	15,867	14,028	13.1%	13.7%
Other	6,462	8,198	(21.2)%	5.6%
Aerospace Total	101,394	81,416	24.5%	87.3%

Test Systems Segment	14,782	24,441	(39.5)%	12.7%

Total Sales	$116,176	$105,857	9.7%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended
	4/2/2022	4/3/2021	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$44,467	$29,344	51.5%	38.3%
Lighting & Safety	29,211	27,100	7.8%	25.1%
Avionics	18,875	14,843	27.2%	16.2%
Systems Certification	1,002	878	14.1%	0.9%
Structures	1,377	1,053	30.8%	1.2%
Other	6,462	8,198	(21.2)%	5.6%
Aerospace Total	101,394	81,416	24.5%	87.3%

Test Systems Segment	14,782	24,441	(39.5)%	12.7%

Total Sales	$116,176	$105,857	9.7%

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Astronics Corporation Reports 2022 First Quarter Financial Results
May 6, 2022

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Trailing Twelve Months
	7/3/2021	10/2/2021	12/31/2021	4/2/2022	4/2/2022
Sales
Aerospace	$89,220	$95,766	$98,836	$101,394	$385,216
Test Systems	21,938	16,075	17,216	14,782	70,011
Total Sales	$111,158	$111,841	$116,052	$116,176	$455,227

Bookings
Aerospace	$118,155	$142,484	$147,689	$160,778	$569,106
Test Systems	8,166	11,052	29,651	14,844	63,713
Total Bookings	$126,321	$153,536	$177,340	$175,622	$632,819

Backlog
Aerospace	$239,088	$285,806	$334,659	$394,043
Test Systems	73,621	68,598	81,033	81,095
Total Backlog	$312,709	$354,404	$415,692	$475,138	N/A

Book:Bill Ratio
Aerospace	1.32	1.49	1.49	1.59	1.48
Test Systems	0.37	0.69	1.72	1.00	0.91
Total Book:Bill	1.14	1.37	1.53	1.51	1.39

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